EXHIBIT 21

                              List of Subsidiaries

TLM Holdings Corp., a Delaware corporation
Ash Creek, Inc., a Delaware corporation
Hispanic Market Connections, Inc., a California corporation
KW Acquisition Corp., a Delaware corporation
Sturges Pond, Inc., a Delaware corporation
Telemanagement Services, Inc., a Delaware corporation